UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CMS Energy Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-276431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Energy Plaza, Jackson, Michigan	49201
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-236742

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C, with a $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Preferred Stock”), of CMS Energy Corporation (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preferred Stock of the Registrant, reference is made to the information set forth under the heading “Description of Securities” in the Registrant’s Prospectus, dated February 28, 2020, and under the headings “Certain Terms of the Series C Preferred Stock” and “Certain Terms of the Depositary Shares” in the Registrant’s Prospectus Supplement, dated June 24, 2021, to the Prospectus, each of which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-236742), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of CMS Energy Corporation, effective June 1, 2004, as amended May 22, 2009 (Exhibit 3(a) to the Quarterly Report on Form 10-Q of CMS Energy Corporation, as filed with the SEC on July 30, 2009 and incorporated herein by reference).

3.2	Bylaws of CMS Energy Corporation, amended and restated effective February 8, 2016 (Exhibit 3.2 to the Current Report on Form 8-K of CMS Energy Corporation, as filed with the SEC on February 8, 2016 and incorporated herein by reference).

3.3	Certificate of Designation of 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C (Exhibit 3.1 to the Current Report on Form 8-K of CMS Energy Corporation, as filed with the SEC on July 1, 2021 and incorporated herein by reference).

4.1	Form of Share Certificate evidencing 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C (Exhibit 4.1 to the Current Report on Form 8-K of CMS Energy Corporation, as filed with the SEC on July 1, 2021 and incorporated herein by reference).

4.2	Deposit Agreement, dated as of July 1, 2021, among CMS Energy Corporation, Equiniti Trust Company, and the holders from time to time of the depositary receipts described therein (Exhibit 4.2 to the Current Report on Form 8-K of CMS Energy Corporation, as filed with the SEC on July 1, 2021 and incorporated herein by reference).

4.3	Form of Depositary Receipt (Exhibit 4.3 to the Current Report on Form 8-K of CMS Energy Corporation, as filed with the SEC on July 1, 2021 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 1, 2021

CMS ENERGY CORPORATION

By:	/s/ Rejji P. Hayes
Name: Rejji P. Hayes
Title: Executive Vice President and Chief Financial Officer

3